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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

Date:         October 17, 2002
Contact:      Steven R. Hedberg
For Release:  Immediately

ASE ANNOUNCES AGREEMENT TO EXPLORE STRATEGIC ALTERNATIVES

ST. PAUL, MINNESOTA --Aero Systems Engineering, Inc. (Nasdaq -- AERS), a worldwide leader in wind tunnel and jet engine testing facilities engineering, announced today that it has retained Goldsmith Agio Helms to assist the Company in exploring strategic alternatives, including alternatives involving business combinations and a sale of the stock of the Company.

At this time, it is premature to speculate what the results of this process will be, and there can be no assurance that this process will result in a transaction. The Company stressed that there are no pending agreements, negotiations or commitments concerning these strategic alternatives. Also, the Board of Directors may determine, at any time, not to proceed further with any of these alternatives or their exploration. The Company noted that there is no deadline for completing the process and stated that the Company does not presently intend to offer additional comments about these matters unless and until the Company decides to proceed with a material transaction.

A spokesman for the Company indicated that this action is being initiated because of the recognition, among other things, that the Company has little stock float, that the trading price of the Company's stock is dramatically affected by relatively small stock transactions, and like so many companies, the Company has become an "orphan" company from the standpoint of the stock market. Further, access to the resources of a larger organization could facilitate more rapid growth in the Company's current and expanded markets.

Certain items in this release are forward-looking statements, which are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous risks and uncertainties, including the impact of potential changes in domestic and international economic conditions on the operations and future prospects of Aero Systems Engineering, Inc. and, in turn, on the strategic alternatives which may be explored. Additional risks and uncertainties include variances in the demand for the company's products and services due to customer developments and industry developments and other risks as detailed from time to time in the Company's reports to the SEC, including the report on Form 10-K for the year end December 31, 2001. Actual results may vary materially from those anticipated.

ABOUT AERO SYSTEMS ENGINEERING

Aero Systems Engineering, Inc. (ASE) is a highly skilled and experienced engineering company, which designs and supplies aerospace test facilities. ASE is a leader in design and construction of engine test cells and wind tunnels for testing aerospace vehicles and propulsion systems. ASE is ISO 9001 certified.

Aero Systems Engineering, Inc. common stock is listed on The Nasdaq Stock Marketsm under the symbol: AERS.

COMPANY CONTACTS

For further information, contact Steven R. Hedberg, Secretary and Treasurer of Aero Systems Engineering, Inc. (ASE), tel 651-220-1222.




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